Amendment No. 1to Consulting Agreement

This Amendment No. 1 (this "Amendment") to that certain Consulting Agreement (the "Agreement"), dated as of February 10, 2014, by and between RX Safes, Inc. (the "Company") and Wall Street Buy Sell Hold Inc. (the "Consultant"), is made effective as of this 9th day of June, 2014 (the "Amendment Effective Date").

WITNESSETH:

WHEREAS, the parties desire to amend the Agreement to revise the consideration paid to the Consultant;

NOW, THEREFORE, in consideration of the foregoing and of the promises, agreements, representations, warranties, and covenants herein contained, and intended to continue to be bound to the Agreement, as amended by this Amendment, the parties hereby agree as follows:

1.                   Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement.

2.                   Section 5 of the Agreement is hereby amended such that the Consultant will return the 5,000,000 shares of common stock issued by the Company and will receive instead warrants to purchase 5,000,000 shares of common stock at strike price of $0.001 per share. Section 5 is therefore amended in its entirety to read as follows:

5. Compensation and Payment of Expenses.

Compensation payable with respect to services to be delivered from the Effective Date to the Expiration Date of the Initial Term, the Company is to pay, to the Consultant, a total of Twenty Thousand Dollars ($20,000) cash monthly. Upon the Company raising $1.5 million, the compensation to be paid to the Consultant will be Thirty Thousand Dollars ($30,000) cash monthly. Additionally, at the signing of this Agreement, Consultant will be issued a payment of Twenty Thousand Dollars ($20,000) as deposit to confirm the Company's commitment to this agreement. The $20,000 payment will be used to offset payment of the first month's fee as outlined in this agreement. Upon effectiveness of the S-1 registration, the Consultant is to be issued warrants to purchase Five Million shares of the Company's restricted stock. At the end of the sixth month of service, the Consultant is to be issued warrants to purchase Two Million Five Hundred Thousand shares of the Company's restricted stock. In addition, at the end of the twelfth month of service (mindful of the Opt-Out Clause) the Company is to be issued warrants to purchase Two Million Five Hundred Thousand shares of the Company's restricted stock. The Company may elect to pay the Exercise Price to the Company either (1) by cash, certified check or wire transfer, (2) by converting the Warrant into Common Stock ("Warrant Conversion") or (3) any combination of the foregoing, and specifying such election(s) in the Subscription Form.

3.                   All other terms and conditions under the Agreement not otherwise amended, modified or affected by this Amendment shall continue to be in effect and bind the parties. The Agreement or this Amendment may only be modified with prior written agreement from both parties.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the last date written below, effective as of the Amendment Effective Date.

RX Safes, Inc. /s/ Lorraine Yarde By: Lorraine Yarde Title: CEO and President	Wall Street Buy Sell Hold Inc. /s/ Jerry Castaldo By: Jerry Castaldo Title: Secretary